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                               BEC GROUP, INC.
                          555 THEODORE FREUD AVENUE
                                SUITE B-302
                            RYE, NEW YORK 10580
                            TEL: (914) 967-9400
                           FAX: (914) 967-9405/7
                           E-MAIL:  BECGroup.com


MARTIN E. FRANKLIN
CHAIRMAN OF THE BOARD



Mr. Robert Bolle and Bolle Family
1148, Avenue General Andrea
Arbent 01100
France

Dear Robert and fellow Bolle family members:

This letter confirms our agreement that in the event that the Series A preferred stock outstanding in Bolle Inc. is not paid in full by its due date, that the preferred stock will start accruing interest from July, 2000 on the same terms as are outlined in the Series B preferred stock.

Yours sincerely,

/s/ Martin E. Franklin
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Martin E. Franklin